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STOCK OPTION CALCULATION - EARNINGS PER SHARE


Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                  Twelve Months            Three Months
                                  Ended December 31        Ended December 31
                                      1995        1994         1995        1994
PRIMARY                           ------------------------ ------------------------
Average shares outstanding         31,194,368  30,949,625   31,304,466  31,039,317
Net effect of stock
  options - based on the
  treasury stock method using
  average market price                (1)         (1)          (1)         (1)
                                  ------------------------ ------------------------
                                   31,194,368  30,949,625   31,304,466  31,039,317

Net income (loss)                    $112,350     $68,464      $27,803     $25,792

     Per-share amount                   $3.60       $2.21        $0.89       $0.83
                                        =====       =====        =====       =====

FULLY DILUTED
Average shares outstanding         31,194,368  30,949,625   31,304,466  31,039,317
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the average quarterly market
  price, if higher than exercise
  price                               300,637     152,471      242,578     151,553
                                  ------------------------ ------------------------
                                   31,495,005  31,102,096   31,547,044  31,190,870

Net income (loss)                    $112,350     $68,464      $27,803     $25,792

     Per-share amount                   $3.57       $2.20        $0.88       $0.83
                                        =====       =====        =====       =====

(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.
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